Exhibit 10.1
CONSULTING AGREEMENT
          This CONSULTING AGREEMENT (“Agreement”) is entered into on February 10, 2009 (the “Effective Date”) and is entered into between NACCO Industries, Inc. (the “Company”) and Michael J. Morecroft (“Morecroft”).
WITNESSETH:
     WHEREAS, Morecroft , is the President and Chief Executive Officer of Hamilton Beach Brands, Inc. (“HBB”), a subsidiary of the Company; and
     WHEREAS, Morecroft has experience in leadership and financial skills and specialized expertise and knowledge regarding the housewares industry; and
     WHEREAS, since June 30, 2008, the Company has retained Morecroft to perform consulting services with respect to management, financial and other matters relating to the Company and all of its business units, and particularly with respect to the potential synergies from more closely associating HBB and The Kitchen Collection, Inc. (“KCI”), another subsidiary of the Company.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto memorialize their understanding and agree as follows:
     1. Consulting Services.
     (a) Capacity. Since June 30, 2008, the Company has retained Morecroft as a consultant to the Company and KCI. Morecroft hereby accepts such position upon the terms and conditions set forth herein and shall perform such consulting services as may be assigned by the Chairman, President and Chief Executive Officer of the Company (the “Authorized Individual”). The consulting services will be project based and mutually agreed upon by the Authorized Individual and Morecroft.
     (b) Scope and Performance of Work. Morecroft shall perform the services in a reasonably timely manner (on such schedule as reasonably determined by Morecroft) and shall use continuing best efforts to achieve the goals or objectives of the particular project. Morecroft may perform the services on site or, if appropriate, from another location. When necessary, Morecroft may use the Company’s, HBB’s or KCI’s in-house personnel or resources to assist in the performance of services.
     (c) Schedule/Hours. Morecroft shall have the sole discretion to determine the work schedule and the manner in which the consulting services will be performed.
     2. Term. This Agreement shall be effective on the Effective Date and shall continue in effect until the earliest of (a) December 31, 2009; (b) the termination of Dr. Morecroft’s employment from HBB for any reason or (c) the termination of this Agreement by either party upon five days prior written notice to the other party.
     3. Compensation.
     (a) Consulting Fees
     (i) For consulting services rendered under the Agreement during 2008, the Company shall pay Morecroft a consulting fee of $665,000. Such amount shall be paid to Morecroft in the form of a single lump sum payment during the period from January 1st through March 15th of 2009.

     (ii) For consulting services rendered under the Agreement during 2009, the Company shall pay Morecroft a consulting fee of $880,000 reduced by the sum (if any) of (A) any short-term incentive compensation payment or similar bonus from HBB paid to Morecroft for the 2009 calendar year and (B) any qualified or nonqualified profit sharing benefits paid to Morecroft for the 2009 calendar year; provided, however, in the event that the Agreement terminates prior to December 31, 2009, the consulting fees for 2009 shall be pro-rated for the number of days during 2009 during which the Agreement was in effect. The amount payable to Morecroft under this Section 3(a)(ii) shall be paid in the form of a single lump sum payment during the period from January 1st through March 15th of 2010.
     (b) No Funding. The Company shall pay the consulting fee from current operating funds. No property of the Company is or shall be, by reason of this Agreement, held in trust for Morecroft, nor shall Morecroft have any interest in, or any lien or prior claim on, any property of the Company by reason of this Agreement or the Company’s obligation to make a payment hereunder.
     4. Independent Contractor/Taxes.
     (a) While this Agreement is in effect, Morecroft will at all times be and remain an independent contractor of the Company (while retaining his status as a common law employee of Hamilton Beach Brands, Inc.). Morecroft will be free to exercise his judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company. For purposes of the amounts paid under this Agreement, Morecroft will NOT be treated as an employee of the Company for purposes of federal, state or local income tax withholding and unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Workers’ Compensation law of any state or country. Morecroft acknowledges and agrees that, as an independent contractor, he will be required to pay any applicable taxes on the fees paid by the Company and the Company shall not withhold any taxes on such fees or be responsible for the payment thereof.
     (b) The parties intend that any payment provided under this Agreement shall be exempt from, or shall be paid or provided in compliance with, Code Section 409A and the Treasury Regulations thereunder such that there shall be no adverse tax consequences, interest or penalties as a result of the payments, and the parties shall administer and interpret the Agreement in accordance with Code Section 409A and the Treasury Regulations thereunder. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Morecroft with respect to any payment provided to Morecroft hereunder and Morecroft shall be responsible for any taxes imposed on Morecroft with respect to any such payment.
     5. Restrictions.
a.	Confidentiality. Morecroft will not, without the consent of the Authorized Individual, divulge any information of a confidential, proprietary or trade secret nature relating to the Company or any of its subsidiaries, including HBB and KCI, to anyone other than authorized personnel of the Company and/or the applicable subsidiary, either during the term of this Agreement or at any time thereafter.
b.	Non-Competition.
i.	Applicability. In return for the consideration described in Section 3 of this Agreement, Morecroft agrees to comply with the non-competition provisions described in this Section 5(b).

ii.	Restrictions. For a period of 12 months after the Morecroft’s termination of employment with HBB for any reason (the “Restricted Period”), Morecroft shall not, without the prior written consent of the Authorized Individual, directly or indirectly, whether as an employee, independent contractor, consultant or in any other capacity: (A) perform any executive, management, supervisory, administrative, consulting, professional, sales or advisory job duties for a Competitor; (B) perform other duties for a Competitor that are the same or similar to job duties and responsibilities as those performed by Morecroft at HBB or for the Company and its other subsidiaries within 12 months prior to termination of his employment with HBB or exercise the same or similar responsibilities or have the same or similar authority with a Competitor, (C) report to, or supervise persons performing, exercising or having the same or similar responsibilities or authority with a Competitor or (D) serve as a partner, director or investor of a Competitor.

iii.	Additional Restrictions. Morecroft acknowledges that he is a member of HBB’s Executive Committee and an executive consultant to the Company. As such, Morecroft has had and will have special knowledge and responsibilities in every aspect of the Company’s business as a whole and particularly the housewares’ business of HBB and KCI, including strategic and financial planning, engineering, product development, product quality, marketing, sales, logistics, distribution, operations, procurement and employee matters. Accordingly, Morecroft agrees that, in addition to the foregoing obligations, he shall not, whether as an employee, independent contractor, consultant or in any other capacity, perform any job duties for a Competitor within the Restricted Period.

iv.	Applicable Competitors and Territory. For purposes of this Agreement, a “Competitor” means any person or entity engaged in the small appliance manufacturing, marketing and distribution businesses or the small appliance retail marketing business (or any parent, direct or indirect subsidiary, division, affiliate, or related company or entity thereof), regardless of the form of business organization of any of the forgoing, any successors to any of the forgoing (whether by merger, consolidation, transfer, reorganization, sale of assets or otherwise) and any joint ventures of any of the forgoing. It is understood and agreed that the geographic scope of this restriction is worldwide (the “Territory”). Morecroft acknowledges and agrees that the Competitors are in direct competition with the Company, HBB and KCI in the small appliance manufacturing, marketing and distribution business and the retail marketing business within the Territory and that this restriction is reasonable and necessary to protect the interests of the Company, HBB and KCI, and accurately reflects the scope of Morecroft’s responsibilities and knowledge of the business.

v.	Limitations. Notwithstanding the foregoing: (A) the provisions of Section 5(b) shall not be interpreted or applied to restrict Morecroft from performing exclusively unskilled labor or clerical duties in which Morecroft proves that he could not use or disclose his skills, knowledge and expertise of the Company or its subsidiaries (including HBB) on behalf of the Competitor; (B) Morecroft may make and retain investments during the Restricted Period, for investment purposes only, in less than ten percent (10%) of the outstanding capital stock of any Competitor if the stock of such Competitor is either listed on a national stock exchange or on the NASDAQ National Market System, and (C) the provisions of this Section 5(b) shall automatically terminate, be null and void and of no further force (i) on any date specified in writing by the Authorized Individual in the event of a business combination between or among one or more Competitors and the Company and/or its subsidiaries or (ii) in such other circumstances as deemed appropriate and as agreed in writing by the parties.

c.	Non-Solicitation. Morecroft agrees that, during the Restricted Period, he will not, either directly or indirectly, solicit, induce, recruit or encourage any of the employees of the Company or its subsidiaries to leave their employment or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company or its subsidiaries, either for Morecroft or for any other person or entity (whether or not a Competitor).

d.	Non-Interference. Morecroft agrees that, during the Restricted Period, Morecroft will not, either directly or indirectly, interfere with the current or prospective contracts and relationships of the Company or its subsidiaries, including, but not limited to, customer, client, contractor and vendor contracts and relationships.

e.	Cooperation. Morecroft agrees to cooperate with the Company and its subsidiaries for a period of two (2) years following his termination of employment from HBB for any reason, by being reasonably available to testify on behalf of the Company and its subsidiaries in any action, suit or proceeding, whether civil, criminal, administrative or investigative and to assist the Company and its subsidiaries in any such action, suit or proceeding, by providing information and meeting and consulting at mutually agreeable times and places with the Company or its subsidiaries, their representatives or counsel, as reasonably requested; provided that such obligation to cooperate does not unreasonably interfere with Morecroft’s business or personal affairs. The Company agrees to reimburse (or cause one of its subsidiaries to reimburse) Morecroft for all documented expenses reasonably incurred by Morecroft in connection with the provision of testimony or assistance or other cooperation contemplated by this Subsection and to pay an hourly fee at a mutually agreed rate for the services rendered by Morecroft under this Subsection. Such reimbursements and hourly fees shall be paid in accordance with Company’s or subsidiary’s normal payment timing arrangement for non-employee service providers, and shall be paid no later than the last date for which such reimbursements and payments are permitted to be paid pursuant to applicable Treasury Regulations under Code Section 409A so that such reimbursements and payments do not constitute a deferral of compensation. Notwithstanding the foregoing, in the event that any such reimbursements or payments are taxable for federal income tax purposes and are subject to Code Section 409A, then such reimbursements and payments shall be subject to the following rules:
•	The payments to be provided or the amounts to be reimbursed shall be limited to amounts earned during Morecroft’s lifetime.

•	The amounts eligible for reimbursement, or the payments provided, during any of Morecroft’s taxable years may not affect the expenses eligible for reimbursement, or the payments provided, in any other of your taxable years.

•	Any reimbursement of an eligible expense shall be made on or before the last day of Morecroft’s taxable year following the taxable year in which the expense was incurred.

•	Morecroft’s right to a payment or reimbursement is not subject to liquidation or exchange for another benefit.
     6 Entire Agreement. This Agreement is the complete Agreement between the Company and Morecroft and supersedes any proposal or prior agreement, oral or written, and any other communications relating to the subject matter of this Agreement. No changes to the Agreement shall be effective unless made in writing and signed by the parties hereto. This Agreement may not be modified, altered or changed except upon express written consent of the Authorized Individual and Morecroft with specific reference made to this Agreement.
     7. Applicable Law. This Agreement will be interpreted, enforced and governed by and under the laws of the state of Ohio, excluding conflict of law provisions. Morecroft consents to the jurisdiction of the state of Ohio for interpretation of this Agreement or any dispute arising from the Agreement.
EXECUTED on the dates indicated below.

NACCO INDUSTRIES, INC.

Date: February 12, 2009	By:	/s/ Alfred M. Rankin, Jr.

Chairman, President and CEO

Date: February 12, 2009	MICHAEL J. MORECROFT

	By:	/s/ Michael J. Morecroft

Title:

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